                                                                    Exhibit (J)
           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 35 to the registration statement on Form N-1A ("Registration Statement") of our reports dated February 23, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Reports to Shareholders of the Harris Associates Focused Value Fund, IXIS Equity Diversified Portfolio, and IXIS Moderate Diversified Portfolio, each a series of IXIS Advisor Funds Trust III, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2007